Dated 28 September 2018

EIGHTHONE CORP.

as Borrower

and

WILMINGTON TRUST, NATIONAL ASSOCIATION

as Facility Agent

DEFERRED fee agreement

Execution

Execution Page	6

THIS AGREEMENT is made on 28 September 2018

PARTIES

(1)	EIGHTHONE CORP., a corporation incorporated in the Republic of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960 as borrower (the “Borrower”)

(2)	WILMINGTON TRUST, NATIONAL ASSOCIATION, as agent for the other Finance Parties (the “Facility Agent”)

BACKGROUND

(A)	By a facility agreement (the “Facility Agreement”) dated 27 September 2018, the Lenders have agreed to make available to the Borrower a senior secured term loan facility of US$24,000,000 to assist the Borrower in refinancing certain existing indebtedness secured on m.v. “ PYXIS EPSILON” (the “Ship”) and for general corporate purposes.

(B)	In consideration of the Lenders agreeing to enter into the Facility Agreement and to make the said term loan available to the Borrower, the Borrower has agreed to pay the Deferred Fee to the Facility Agent for distribution to the Lenders in the manner and subject to the provisions set out below.

OPERATIVE PROVISIONS

1	Definitions and Interpretation

1.1	Incorporation of defined expressions

Words and expressions defined in clause 1.1 (Definitions) of the Facility Agreement shall, unless such words and expressions are given other meanings in this Agreement, have the same meanings when used in this Agreement.

1.2	Additional definitions

In this Agreement:

“Deferred Fee” means the deferred fee payable as calculated in accordance with Clause 3 (Calculation and Payment of Deferred Fee).

.	“Facility Agreement” means the facility agreement referred to in Recital (A).

“Fee Quarter End Date” means 31 March, 30 June, 30 September and 31 December in each calendar year.

“Payment Date” means the earliest of:

(a)	in the case of a sale of the Ship, on the date on which the sale is completed by delivery of the Ship to the buyer;

(b)	in the case of a Total Loss, the earlier of:

(i)	the date falling 180 days after the Total Loss Date; and

(ii)	the date of receipt by the Security Agent of the proceeds of insurance relating to such Total Loss.

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(c)	the date on which the Facility Agent (acting on the instructions of the Majority Lenders) takes any action as a result of the occurrence of an Event of Default which is continuing and a notice is served under Clause 25.21 (Acceleration);

(d)	the Termination Date; and

(e)	the last day of the Security Period.

“Reference Amount” means, on the applicable Payment Date, the amount by which:

(a)	the aggregate of:

(i)	the Ship Value on that date; and

(ii)	the accrued Dry Docking and Special Survey Reserves standing to the credit of the Earnings Account on that date; and

(iii)	the amount of the Excess Cash in relation to the part of the Cash Sweep Period commencing on the date after the Quarter End Date immediately preceding the applicable Payment Date and ending on that Payment Date exceeds

(b)	the outstanding amount of the Loan on that date; and

(c)	in the case of a Ship becoming Total Loss or any of the circumstances falling under paragraph (c) of the definition of Payment Date occur, the trade debt of the Vessel as on that Payment Date.

“Ship Value” means:

(a)	in the case of a sale of the Ship, the sale price of the Ship as evidenced by the relevant memorandum of agreement in connection with such sale, less the aggregate amount of the commissions payable to any third party independent ship broker or ship brokers (as the case may be) in connection with such sale of the Ship (documentary evidence of such commissions to be provided to the Facility Agent); or

(b)	in all other cases, the market value of the Ship on the applicable Payment Date determined in accordance with Clause 23.7 (Provision of valuations) of the Facility Agreement.

For the avoidance of doubt, the Borrower will be liable for the costs of all the valuations (maximum three) of the Ship obtained pursuant to paragraph (b).

1.3	Construction and interpretation

Clause 1.2 (Construction) of the Facility Agreement applies, with any necessary modifications, to this Agreement.

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2	Representations

2.1	General

The Borrower represents and warrants to the Facility Agent as follows.

2.2	Corporate power

The Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to execute this Agreement; and

(b)	to make all the payments contemplated by, and to comply with, this Agreement.

2.3	Consents in force

All the consents referred to in Clause 2.2 (Corporate power) remain in force and nothing has occurred which makes any of them liable to revocation.

2.4	Legal validity

This Agreement constitutes the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with its terms subject to any relevant insolvency or other laws affecting creditors’ rights generally.

2.5	No conflicts

The execution by the Borrower of this Agreement and its compliance with this Agreement will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of the Borrower; or

(c)	any contractual or other obligation or restriction which is binding on the Borrower or any of its respective assets.

2.6	No withholding taxes or set-off

All payments which the Borrower is liable to make under this Agreement shall be made without set-off, deduction or withholding for or on account of any tax payable under any law of any pertinent jurisdiction, other than a FATCA Deduction.

3	Calculation and Payment of Deferred Fee

3.1	Agreement to pay Deferred Fee

The Borrower undertakes that, subject to the provisions of Clause 3.3, it will pay, or procure to be paid, to the Facility Agent, for distribution to the Lenders pro rata to their participation in the outstanding Loan on the applicable Payment Date, the Deferred Fee on the applicable Payment Date in the amount provided for in the following provisions in this Clause 3 (Calculation and Payment of Deferred Fee).

3.2	Deferral

The Deferred Fee is in consideration of the Lenders agreeing to enter into the Facility Agreement and is a condition precedent to the obligations of the Lenders thereunder but the Lenders agree to defer the payment of the Deferred Fee in the manner set out below in this Clause 3 (Calculation and Payment of Deferred Fee).

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3.3	Reduced amount

The amount of the Deferred Fee is 15 per cent. of the original principal amount of the Loan borrowed under the Facility Agreement but the Lenders have agreed to accept a lesser amount based on the calculations set out below in this Clause 3 (Calculation and Payment of Deferred Fee).

3.4	Deferred Fee

The Borrower shall pay to the Facility Agent on the applicable Payment Date the Deferred Fee in an amount calculated as being the lesser of:

(a)	15 per cent. of the amount of the Loan borrowed under the Facility Agreement; and

(b)	15 per cent. of the Reference Amount less the aggregate of any amounts previously paid by the Borrower as Prepayment Fees pursuant to the terms of the Facility Agreement during the Security Period.

3.5	Deferred Fee and Prepayment Fee

In the event that at any time during the Security Period both the Prepayment Fee payable pursuant to clause 10.3 (Prepayment Fee) of the Facility Agreement and the Deferred Fee become simultaneously payable, the Borrower shall only be obliged to pay the higher of (i) the Prepayment Fee and the (ii) the Deferred Fee.

3.6	Payment and calculations

(a)	All payments to be made by the Borrower to the Facility Agent under this Agreement shall be made to the Facility Agent by not later than 11:00 a.m. (New York time) on the Payment Date in same day Dollar funds settled in such manner as the Facility Agent shall specify as being customary at the time for settlement of international transactions of the type contemplated by this Agreement to the account that the Facility Agent shall from time to time notify the Borrower.

(b)	Any determination of the Deferred Fee that has been made by the Facility Agent (acting on the instructions of the Majority Lenders) in accordance with the provisions of this Agreement shall, in the absence of manifest error, be conclusive evidence of the amount of the Deferred Fee.

3.7	No limitation of liability

The liabilities of the Borrower under this Agreement are in addition to, and strictly without prejudice to, any of its liabilities to the Finance Parties under the Facility Agreement.

4	Assignment and Transfer

4.1	Facility Agent - successors and assigns

This Agreement shall be binding upon, and enure to the benefit of, the Facility Agent and its successors and permitted transferees and assignees.

4.2	No transfer by Borrower

The Borrower shall not be entitled to assign or transfer any of its rights or obligations under this Agreement.

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5	Communications

5.1	Notices

The provisions of clause 35 (Notices) of the Facility Agreement shall apply, with any necessary modifications, in relation to any notice or demand given or made or to be given or made hereunder as if the same were set out in this Agreement.

6	Miscellaneous

6.1	Severability

In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

6.2	Not a partnership

(a)	This Agreement does not, and shall not be deemed to, in any way create a partnership between the Finance Parties or any of them and the Borrower.

(b)	For the avoidance of any doubt, no Finance Party shall share in any losses the Borrower suffers in relation to any actions taken by them in respect of the Ship or the operation of the Ship.

6.3	Finance Document

This Agreement constitutes a Finance Document under the Facility Agreement.

7	Law And Jurisdiction

7.1	Law and jurisdiction

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by English law. The provisions of clause 45 (Enforcement) of the Facility Agreement shall apply, with any necessary modifications, to this Agreement as if the same were set out in this Agreement.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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Execution Page

BORROWER

SIGNED by	)
Konstantinos Lytras	) /s/ Konstantinos Lytras
duly authorised	)
for and on behalf of	)
EIGHTHONE CORP.	)
in the presence of:	)

Witness’ signature:	) /s/ Vassiliki Georgopoulos
Witness’ name:	) Vassiliki Georgopoulos
Witness’ address:	) Solicitor
Watson Farley & Williams
348 Syngrou Avenue
176 74 Kallithea
Athens - Greece

FACILITY AGENT

SIGNED by	)
Joshua G. James	) /s/ Joshua G. James
duly authorised	) Vice President
for and on behalf of	)
WILMINGTON TRUST,	)
NATIONAL ASSOCIATION	)
as Facility Agent	)
in the presence of:	)

Witness’ signature:	) /s/ Dorothy Hovey
Witness’ name:	) Dorothy Hovey
Witness’ address:	) 50 S 6th st
Minneapolis, MN 55402

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